EXHIBIT 99.1

Video News Release Script Dated March 22, 2006

Ceragenix Reports

VO:

That battle against deadly infections is eons old.  And, at one time not so long ago, scientists believed we had won the war with our arsenal of antibiotics.  But, something happened.  The bacteria began mutating and today, a growing number can survive nearly all of the antibiotics we lob at them.

SOT:	“It’s almost catastrophic. Our bacteria are becoming more and more drug resistant.” ((Dr. Peter Appelbaum//Hershey Medical Center))

VO:

In hospitals nationwide each year, two million people will become sick with a bacterial infection that they acquired while in the hospital.  Ninety thousand will die.  That’s a huge increase from 1992, when 12,000 people died from those infections.  In the majority of these patients, the bacteria are, resistant to one or more antibiotics.

SUGGESTED VO:
Now, a discovery at Brigham Young University may lead to an entirely new antibiotic called CSA that has shown preclinical efficacy against a broad range of drug-resistant bacteria.

SOT:	“Ninety-five percent of the drugs that we have are modifications, chemical modifications of existing drugs. This one is new,” ((Dr. Peter Appelbaum//Hershey Medical Center))

VO:	CSA mimics our body’s own naturally occurring antibiotics.

VO:	Dr. Paul Savage recalls how the discovery was made.

SOT:

“Very late at night, I got a phone call from my graduate student and his comment to me was ‘All of the bacteria are dead!  We’ve killed them all!’  And, this was a shock that these compounds had very potent antibacterial activity.”  ((Dr. Paul Savage//Ceragenix))

VO:	What is really exciting about CSA’s is that they literally attack the bacteria and tear their cell walls apart.

SOT:	“And, the ability of the CSA’s to distinguish the good cells from the bad cells makes this a very potent weapon in the ongoing war against bacteria.” ((Steven Porter//Ceragenix))

VO:	In a world where superbugs have been winning battle after battle, CSA’s may offer hope that humans will win the war.

SUGGESTED VO:

                                                Work is now underway to develop the CSA into a commercially available antibiotic.